Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-91909 on Form S-8 of our report dated February 7, 2008, relating to the financial statements of ePlus inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in method of accounting for share-based compensation to conform to Statement of Financial Accounting Standards (FASB) No. 123(R), Share-Based Payment) appearing in the Annual Report on Form 10-K for the year ended March 31, 2007.

DELOITTE & TOUCHE LLP

McLean, Virginia
May 6, 2008